Exhibit 99.1

Press Release

Release Date: July 31, 2013	Contact: Thomas A. Vento -
at 4:30 p.m. EST	President
Joseph R. Corrato -
Executive Vice
President
(215) 755-1500

PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA ANNOUNCES THIRD QUARTER
FISCAL 2013 RESULTS

Philadelphia, Pennsylvania (July 31, 2013) –Prudential Bancorp, Inc. of Pennsylvania (the “Company”) (Nasdaq:PBIP), the “mid-tier” holding company for Prudential Savings Bank (the “Bank”), today reported net income of $685,000, or $0.07 per diluted share, for the quarter ended June 30, 2013 as compared to $460,000, or $0.05 per diluted share, for the comparable period in 2012.  For the nine months ended June 30, 2013, the Company recognized net income of $971,000, or $0.10 per diluted share, as compared to net income of $948,000, or $0.10 per diluted share for the comparable period in 2012.  The increased level of earnings for both the three and nine month periods ended June 30, 2013 was primarily due to gains on the sale of investment and mortgage-backed securities.

Tom Vento, Chairman, President and Chief Executive Officer, stated “We are pleased to report our ninth consecutive quarter of positive earnings, but recognize our results continue to be negatively affected by low interest rates and a sluggish real estate market.  With respect to asset quality, our management team continues to place special emphasis on reducing the level of non-performing assets.  As of June 30, 2013, non-performing assets were $6.2 million or 1.3% of total assets. With the improvement in asset quality and selected indicators pointing toward economic recovery, we believe there will be great opportunities for community banks like us that are well capitalized with strong balance sheets. Accordingly, on June 13, 2013 we announced the Company’s adoption of a Plan of Conversion and Reorganization, including undertaking a “second step” stock offering.   This conversion and reorganization will provide us with additional capital and balance sheet capacity to facilitate the continued implementation of our business strategy.”

At June 30, 2013, we had total assets of $466.0 million, as compared to $490.5 million at September 30, 2012. The primary reasons for the $24.5 million decrease in assets during the first nine months of fiscal 2013 were a $42.2 million decrease in cash and cash equivalents as well as a $22.6 million decrease in investment and mortgage-backed securities available for sale. These decreases were partially  offset by increases of $22.5 million and $21.7 million in our net loans receivable and investment and mortgage-backed securities held to maturity, respectively, reflecting the deployment of our cash and cash-equivalents as well as the proceeds from the call and sale of investment and mortgage-backed securities to fund the origination of loans, primarily one-to four-family residential mortgage loans, as well as the purchase of investment and mortgage-backed securities held to maturity. The decline in cash and cash equivalents also reflected the use of such assets to fund our deposit outflows described below. For the nine months ended June 30, 2013, we originated a total of $65.0 million of loans, including $21.5 million during the three months ended June 30, 2013, of which $58.2 million consisted of one-to four-family residential mortgage loans. Of the $58.2 million single-family residential loans originated, $16.7 million consisted of hybrid loans that have fixed interest rates for the initial five, seven or ten years and then adjust annually thereafter by reference to an index plus a margin.

Total liabilities decreased to $406.9 million at June 30, 2013 from $430.7 million at September 30, 2012. The $23.8 million decrease in total liabilities was primarily due to a $22.7 million decrease in deposits. The decrease in deposits primarily reflects our determination to let certain higher costing certificates of deposit run-off as part of our asset/liability management strategy. The deposit outflows experienced during the nine months ended June 30, 2013 were funded from cash and cash equivalents.

Total stockholders’ equity decreased by $679,000 to $59.2 million at June 30, 2013 from $59.8 million at September 30, 2012. The decline reflected the $2.3 million decrease from an unallocated gain on our available for sale securities of $1.2 million at September 30, 2012 to a $1.0 million unrealized loss on such securities reflecting in part the effects of the sale of securities discussed below combined with the decline in the market value of the remaining available for sale securities in portfolio due to changes in market rates as of June 30, 2013. Such decline was partially offset by the recognition of net income of $971,000 for the nine months ended June 30, 2013 as well as an increase of $674,000 in our equity associated with the stock benefit plans.

For the three months ended June 30, 2013, net interest income decreased $307,000 or 9.0% to $3.1 million as compared to $3.4 million for the same period in fiscal 2012. The decrease was due to a $702,000 or 14.5% decrease in interest income which was partially offset by a $395,000 or 27.6% decrease in interest expense.  The decrease in interest income resulted from a 41 basis point decrease to 3.62% in the weighted average yield earned on interest-earning assets combined with a $22.0 million or 4.6% decrease to $457.7 million in the average balance of interest-earning assets for the three months ended June 30, 2013, as compared to the same period in fiscal 2012.  The decrease in the weighted average yield earned was primarily due to the reinvestment of the proceeds from called or sold investment and mortgage-backed securities and the origination of new loans at lower current market rates of interest.  The decrease in the average balance reflected the use of cash and cash equivalents to fund the outflow of higher costing deposits, primarily certificates of deposit.  The decrease in interest expense resulted primarily from a 30 basis point decrease to 1.02% in the weighted average rate paid on interest-bearing liabilities, reflecting the continued repricing downward of interest-bearing liabilities during the year combined with a $25.7 million or 5.9% decrease in the average balance of interest-bearing liabilities, primarily certificates of deposit, for the three months ended June 30, 2013, as compared to the same period in 2012.  As with the nine months ended June 30, 2013 discussed below, the decline in the weighted average rate paid reflected the continued effect of the low interest rate environment on our cost of funds as deposits repriced downward as well as our continued implementation of our asset/liability strategies designed to reduce our use of higher costing certificates of deposit as a funding source.

For the nine months ended June 30, 2013, net interest income decreased $805,000 or 7.9% to $9.4 million as compared to $10.2 million for the same period in fiscal 2012. The decrease was due to a $1.8 million or 12.6% decrease in interest income partially offset by a $1.0 million or 23.5% decrease in interest expense.  The decrease in interest income resulted from a 37 basis point decrease to 3.7% in the weighted average yield earned on interest-earning assets combined with an $18.5 million or 3.9% decrease in the average balance of interest-earning assets for the nine months ended June 30, 2013 as compared to the same period in fiscal 2012.  The decrease in the weighted average yield earned was primarily due to the reinvestment of the proceeds from called or sold investment and mortgage-backed securities and the origination of new loans at lower current market rates of interest.  The decrease in the average balance reflected the use of cash and cash equivalents, including proceeds from the call, maturity or sale of investment and mortgage-backed securities, to fund the outflow of higher costing deposits, primarily certificates of deposit, as part of our asset/liability management strategy and interest rate risk management.  The decrease in interest expense resulted primarily from a 26 basis point decrease to 1.10% in the weighted average rate paid on interest-bearing liabilities, reflecting the continued repricing downward of interest-bearing liabilities during the year combined with an $18.1 million or 4.2% decrease in the average balance of interest-bearing liabilities, primarily certificates of deposit, for the nine months ended June 30, 2013, as compared to the same period in fiscal 2012.  The decline in the weighted average rate paid reflected the continued effect of the low interest rate environment on our cost of funds as deposits repriced downward as well as our continued implementation of our asset/liability strategies designed to reduce our use of higher costing certificates of deposit as a funding source.

For the three months ended June 30, 2013, the net interest margin was 2.71%, as compared to 2.83% for the same period in fiscal 2012 while for the nine months ended June 30, 2013, the net interest margin was 2.72% as compared to 2.83% for the same period in 2012. The decrease in the net interest margin for the fiscal 2013 periods was consistent with the decline in net interest income as the yields on interest-earning assets declined to a greater degree than the rates paid on interest-bearing liabilities due to the already low level of our cost of funds.

The Company determined that a provision for loan loss was not required for the three or nine month periods ended June 30, 2013, while the Company established a provision for loan losses of $100,000 for the quarter ended March 31, 2012 and $350,000 for the nine month period ended June 30, 2012.  No provisions were deemed necessary for the 2013 periods as recoveries of $139,000 and $924,000 were recognized during the three and nine month periods ended June 30, 2013, respectively. Included in the recoveries for the nine month period was $899,000 related to a previously fully charged-off construction loan which increased the loan loss allowance to an amount deemed sufficient to address the inherent risk and known losses associated with the loan portfolio.  At June 30, 2013, the Company’s non-performing assets totaled $6.2 million or 1.3% of total assets as compared to $16.0 million or 3.3% of total assets at September 30, 2012.  Non-performing assets included $5.5 million in non-performing loans of which $3.1 million consisted of one-to four family residential loans and $2.4 million were commercial real estate loans.  Non-performing assets also included three one-to-four family residential real estate owned properties totaling $676,000.  The decrease in non-performing assets during the nine months ended June 30, 2013 was primarily due to the January 2013 sale of a group of loans related to a condominium project located in Philadelphia in which the Bank was the lead lender and held a $9.2 million investment.  In connection with the closing of the loan sale, the Bank and the other loan participants extended a loan to an affiliate of the borrower, the proceeds of which were used to reduce the principal balance due on the project.  The Bank’s portion of such loan is approximately $1.3 million.  The new loan was classified as a troubled debt restructuring and is included in the $6.2 million of non-performing assets described above.  The new loan is performing in accordance with its terms.  The Bank did not incur any additional losses upon completion of the sale of the loans beyond the $968,000 loss already recognized in prior periods.

The allowance for loan losses totaled $2.6 million, or 0.9% of total loans and 48.3% of non-performing loans at June 30, 2013 as compared to $1.9 million, or 0.7% of total loans and 13.4% of non-performing loans at September 30, 2012.

With respect to the quarter ended June 30, 2013, non-interest income amounted to $1.0 million as compared to $188,000 for the same quarter in fiscal 2012. Non-interest income amounted to $1.5 million for the nine months ended June 30, 2013 compared with $495,000 for the same period in fiscal 2012.  For both of the fiscal 2013 periods, the primary reason for the increase in non-interest income related to the recognition of $842,000 (pre-tax) in gains on sale of securities. During the quarter ended June 30, 2013, we sold approximately $15.0 million of investment and mortgage-backed securities with a weighted average yield of 3.36%. The sale was undertaken to both preserve a portion of our $1.4 million deferred tax asset related to a capital loss generated in 2008 in connection with the redemption of our entire investment in a mutual fund as well as to mitigate the significant level of prepayment risk existing in the investment and mortgage-backed securities portfolios in the current interest rate environment. To a lesser degree, the increase in non-interest income reflected the effect of decreases in the other than temporary impairment charges related to non-agency mortgage-backed securities that we received as a result of the redemption in kind of our investment in a mutual fund noted above.

For the three months ended June 30, 2013, non-interest expense decreased $219,000 to $2.7 million as compared to the same quarter in fiscal 2012. The primary reasons for the decline in non-interest expense were the declines in salary and employee benefit expense and real estate owned expense, offset in part by increased professional services expense related among other things, to the continued resolution of asset quality issues. For the nine months ended June 30, 2013, non-interest expense decreased $201,000 to $8.6 million compared to the same period in the prior year. The decrease for the nine months ended June 30, 2013 was primarily due to decreases in salary and employee benefit expense and professional services expense partially offset by, among other things, modest increases in advertising expense and real estate owned expense.

We recorded income tax expense for the three months ended June 30, 2013 of $764,000, compared to income tax expense of $88,000, for the three months ended June 30, 2012.  For the nine months ended June 30, 2013 we incurred income tax expense of $1.3 million as compared to $582,000 for the same period in fiscal 2012. Income tax expense for the 2013 periods was adversely impacted by the decline in available unrealized capital gains resulting in an increase in the valuation allowance recognized in the 2012 and 2013 periods related to the deferred tax asset for the capital loss carryforward created in connection with the redemption in kind referenced above of our entire investment in a mutual fund.  As of June 30, 2013, the valuation allowance related to the capital loss carryforward, was increased by $154,000 to become fully reserved.  As a result, management believes that on an ongoing basis, the Company’s effective tax rate will have less volatility and be within a more normalized range.  The increases in income tax expense also reflected the significant increase in net income before income tax in both the nine and three months ended June 30, 2013.

Prudential Bancorp, Inc. of Pennsylvania is the "mid-tier" holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as six additional full-service branch offices, five of which are in Philadelphia and one of which is in Drexel Hill in Delaware County, Pennsylvania.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc. of Pennsylvania.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to review the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)
	At June 30,	At September 30,
	2013	2012
	(Dollars in Thousands)
Selected Consolidated Financial and Other Data (Unaudited):
Total assets	$466,049	$490,504
Cash and cash equivalents	39,072	81,273
Investment and mortgage-backed securities:
Held-to-maturity	84,792	63,110
Available-for-sale (1)	43,364	65,975
Loans receivable, net	283,174	260,684
Deposits	402,955	425,602
FHLB advances	340	483
Non-performing loans	5,519	14,018
Non-performing assets	6,192	15,990
Stockholders’ equity	59,152	59,831
Full-service offices	7	7

	Three Months Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012
	(Dollars in Thousands Except Per Share Amounts)		(Dollars in Thousands Except Per Share Amounts)
Selected Operating Data:
Total interest income	$4,126	$4,828	$12,776	$14,624
Total interest expense	1,037	1,432	3,396	4,439
Net interest income	3,089	3,396	9,380	10,185
Provision for loan losses	-	100	-	350
Net interest income after provision for loan losses	3,089	3,296	9,380	9,835
Total non-interest income	1,077	188	1,491	495
Total non-interest expense	2,717	2,936	8,599	8,800
Income before income taxes	1,449	548	2,272	1,530
Income tax expense	764	88	1,301	582
Net income	$685	$460	$971	$948
Basic earnings per share	$0.07	$0.05	$0.10	$0.10
Diluted earnings per share	$0.07	$0.05	$0.10	$0.10

Selected Operating Ratios(2):
Average yield on interest- earning assets	3.62%	4.03%	3.70%	4.07%
Average rate paid on interest-bearing liabilities	1.02%	1.32%	1.10%	1.36%
Average interest rate spread(3)	2.60%	2.71%	2.60%	2.71%
Net interest margin(3)	2.71%	2.83%	2.72%	2.83%
Average interest-earning assets to average interest-bearing liabilities	111.86%	110.34%	110.46%	110.14%
Net interest income after provision for loan losses to non-interest expense	113.69%	112.48%	109.08%	111.76%
Total non-interest expense to total average assets	2.29%	2.35%	2.40%	3.52%
Efficiency ratio(4)	65.22%	81.92%	79.10%	82.40%
Return on average assets	0.58%	0.37%	0.27%	0.38%
Return on average equity	4.65%	3.13%	2.19%	3.26%
Average equity to average total assets	12.54%	11.75%	12.37%	11.64%

	At or for the Nine Months Ended June 30,		At or for the Nine Months Ended June 30,
	2013	2012	2013	2012
Asset Quality Ratios(5)
Non-performing loans as a percentage of loans receivable, net(6)	1.94%	4.95%	1.94%	4.95%
Non-performing assets as a percentage of total assets(6)	1.33%	2.87%	1.33%	2.87%
Allowance for loan losses as a percentage of total loans	0.93%	1.23%	0.93%	1.23%
Allowance for loan losses as a percentage of non-performing loans	48.03%	25.33%	48.03%	25.33%
Net charge-offs to average loans receivable	-0.05%	0.06%	-0.28%	0.33%

Capital Ratios(5)
Tier 1 leverage ratio
Company	12.64%	11.35%	12.64%	11.35%
Bank	11.87%	10.56%	11.87%	10.56%
Tier 1 risk-based capital ratio
Company	27.59%	26.89%	27.59%	26.89%
Bank	25.91%	25.04%	25.91%	25.04%
Total risk-based capital ratio
Company	28.80%	28.15%	28.80%	28.15%
Bank	27.12%	26.29%	27.12%	26.29%

(1) Includes impaired securities.
(2) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.
(3)  Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(4) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(5) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.
(6)  Non-performing assets generally consist of all loans on non-accrual, loans which are 90 days or more past due and real estate acquired through foreclosure or acceptance of a deed in-lieu of foreclosure.  It is the Company’s policy to cease accruing interest on all loans which are 90 days or more past due as to interest or principal.

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